Exhibit 99.1

HARRY PETTIT LEADS CHARGE AS NEW CEO

CHARLOTTE, N.C. — (Business Wire) — November 28, 2006 - Scientigo™, Inc. (OTCBB:SCNG), a technological innovator in local/mobile search, enhanced directory assistance solutions and a wide array of location based services, today announced that Harry Pettit, respected veteran of the telecom and directory assistance industries, will provide new leadership and vision as Chief Executive Officer.  “Our primary focus is to provide a better way to FIND and deliver relevant information,” Pettit stated.   “FIND.com, our local search destination portal, facilitates access to valuable Internet-based information for all telephone, mobile and Internet users.” Prior to the Board of Directors appointing Mr. Pettit as CEO, the position had been vacant.

The Board of Directors also announced that Cynthia White will be taking a temporary personal leave of absence and will step down as President and Chief Operating Officer during that period. Commenting on the appointment of Mr. Pettit as CEO, Ms. White stated: “I am delighted that Harry Pettit is coming on board at Scientigo and I am looking forward to a quick return to the Company and working with Harry.”

Under Pettit’s direction, the Company will continue to leverage proprietary and patented intellectual properties to establish FIND.com as a robust local search platform supporting both consumer internet local search and Enhanced Directory Assistance (EDA) services, and to deliver the Intelligent Document Recognition (IDR) product for enterprise content management.  “Harry brings proven leadership and strategic vision to this position, as well as a depth of expertise and knowledge of the telecommunications and directory assistance industries that will catapult FIND.com as a universal local search destination for consumers, businesses, and information service providers,” reports Stuart Yarbrough, Chairman of the Board for Scientigo. Yarborough continues, “We are pleased to have someone of Mr. Pettit’s caliber and experience lead the charge in delivering next generation search solutions.”

Mr. Pettit was a key contributor in the development of the existing 411 Directory Assistance platform. He has served as president, and or Director of several successful companies, including Global Directory Solutions, and InfoCall, an international company engaged in providing comprehensive Directory Assistance services for telephone, cellphone and Internet users. He was a founder of LSSi, the world’s leading provider of telephony-sourced national databases of telephone listings. He has also served as Vice President of Bell Atlantic International, where he started and led Bell Atlantic’s global business operations. Mr. Pettit, as CEO and Chairman of Bell Atlantic Asia Pacific, was responsible for the creation of over $120 million in new business in the Far East. Pettit also led Bell Atlantic’s effort to acquire New Zealand Telecom. Prior to his tenure at Bell Atlantic, he spent nearly 30 years serving in numerous executive positions at IBM. Mr. Pettit has extensive board experience, having served as a director of SKY TV (New Zealand), Pacific Star (Australia), Mobiltel (Indonesia), CSM (Indonesia), as well as various internal and external companies related to IBM and Bell Atlantic.

About Scientigo™
Scientigo™ (pronounced “see-ENH-Tigo”), owner of the powerful URL FIND.com, provides innovative software solutions and media services to capitalize on emerging local search opportunities, leveraging its multi-patented next generation search technology.  The Company is focused in mobile and local search, with initial concentration in the Enhanced Directory Assistance market.

Scientigo™ also provides enterprises the ability to capture, organize, store and find any type of information. Scientigo™’s patented Tigo™ technology boosts productivity and corporate agility, reduces document management and research costs, and delivers ROI to the customer. Important third-party independent software and solution providers are licensing Scientigo™’s technologies to improve the capabilities, benefits and market appeal of their offerings; and to accelerate their time-to-market for the next-generation of intelligent information acquisition and retrieval systems. To learn more, please visit www.scientigo.com.

This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as “expects,” “intends,” “anticipates,” “believes” and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, the potential interest of third parties in our intellectual property portfolio, any potential growth of our company, our ability to successfully maximize the value of our intellectual property assets, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with “safe harbor” provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

SCIENTIGO, INC.
Christine Cheney, Investor Relations
704-837-0500